PRESS RELEASE
COMCAST REPORTS 4th QUARTER 2024 RESULTS
PHILADELPHIA - January 30, 2025… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended December 31, 2024.
“We had the best financial performance in our company’s 60-year history with record revenue, EBITDA and EPS along with significant free cash flow," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Driving these results were the many accomplishments our teams have made across our six growth businesses, including 5% connectivity revenue growth in an intensely competitive environment, another 1.2 million mobile line additions, and a 5% increase in revenue for Business Services. We also had strong performance from our Studios, where we ranked #2 in worldwide box office, and at Peacock, where we delivered revenue growth of 46%, fueled by a diverse slate of sports and entertainment content, including the incredibly successful Paris Olympics. Looking ahead to 2025, we are excited about our Comcast Business acquisition of Nitel, the opening of Epic Universe and bringing the NBA and WNBA back to NBC and on Peacock. We're positioning our company for the future, and the Board's confidence in our path forward is underscored by today's announcement that we are increasing our dividend for the 17th consecutive year."

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2024	2023	Change	2024	2023	Change

Revenue	$31,915	$31,253	2.1%	$123,731	$121,572	1.8%
Net Income Attributable to Comcast	$4,778	$3,260	46.6%	$16,192	$15,388	5.2%
Adjusted Net Income[1]	$3,694	$3,410	8.3%	$16,937	$16,493	2.7%
Adjusted EBITDA[2]	$8,807	$8,012	9.9%	$38,069	$37,633	1.2%
Earnings per Share[3]	$1.24	$0.81	54.1%	$4.14	$3.71	11.7%
Adjusted Earnings per Share[1]	$0.96	$0.84	13.9%	$4.33	$3.98	9.0%
Net Cash Provided by Operating Activities	$8,080	$5,922	36.5%	$27,673	$28,501	(2.9%)
Free Cash Flow[4]	$3,260	$1,708	90.9%	$12,543	$12,962	(3.2%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
4th Quarter and Full Year 2024 Highlights:
•Consolidated Adjusted EBITDA Increased 9.9% in the Fourth Quarter and Increased 1.2% for the Full Year; Adjusted EPS in the Fourth Quarter Increased 14% to $0.96 and Increased 9.0% to $4.33 for the Full Year; Generated Free Cash Flow of $3.3 Billion in the Fourth Quarter and $12.5 Billion for the Full Year
•Returned $3.2 Billion to Shareholders in the Fourth Quarter Through a Combination of $1.2 Billion in Dividend Payments and $2.0 Billion in Share Repurchases. Total Return of Capital to Shareholders for the Full Year Was $13.5 Billion, Including $8.6 Billion in Share Repurchases, Reducing Shares Outstanding by 5%
•Increased Dividend by $0.08, or 6.5% Year-over-Year, to $1.32 per Share on an Annualized Basis for 2025, the 17th Consecutive Annual Increase; Increased Share Repurchase Authorization to $15 Billion
•At Connectivity & Platforms, Connectivity Revenue Increased 4.9% to $11.5 Billion in the Fourth Quarter and 5.7% to $45.1 Billion for the Full Year, Reflecting Growth in Domestic Broadband, Domestic Wireless, International Connectivity and Business Services Connectivity
•Peacock Revenue Increased 28% to $1.3 Billion in the Fourth Quarter and 46% to $4.9 Billion for the Full Year Compared to the Prior Year Periods; Adjusted EBITDA Losses Improved by Nearly $1 Billion for the Full Year
•NBC Sports Delivered Its Most-Watched Year Since 2016, Highlighted by Our Innovative Broadcast of the Paris Olympics and Peacock's First-Ever Exclusive Live Streamed NFL Playoff Game; Announced an 11-Year Agreement to Present NBA and WNBA Games Beginning with the 2025-26 Season

•Studios Adjusted EBITDA Increased 85% to $569 Million in the Fourth Quarter and 11% to $1.4 Billion for the Full Year; Ranked #2 Studio in Worldwide Box Office for the Year, Driven by the Successful Theatrical Performance of Kung Fu Panda 4, Despicable Me 4, The Wild Robot and Wicked
•Theme Parks Revenue in the Fourth Quarter Was Consistent with the Prior Year Period and Adjusted EBITDA in the Fourth Quarter Decreased 3.9% to $838 Million, Due to Pre-Opening Costs for Universal Epic Universe
•Announced Our Intention to Spin-off Select Cable Television Networks in a Tax-Free Transaction

4th Quarter Consolidated Financial Results
\
Revenue increased 2.1% compared to the prior year period. Net Income Attributable to Comcast increased 46.6%, including a $1.9 billion income tax benefit due to an internal corporate reorganization. We expect to receive the cash tax refund related to this benefit in 2025. Adjusted Net Income increased 8.3%. Adjusted EBITDA increased 9.9%, including $441 million of severance in the quarter and $527 million of severance and other in the prior year period. Excluding these charges7, Adjusted EBITDA increased 8.3%.

Earnings per Share (EPS) increased 54.1% to $1.24. Adjusted EPS increased 13.9% to $0.96.

Capital Expenditures increased 17.9% to $3.9 billion. Connectivity & Platforms’ capital expenditures increased 25.5% to $2.6 billion, primarily reflecting higher spending on scalable infrastructure, line extensions and customer premise equipment. On a full year basis, Connectivity & Platforms capital expenditures were consistent at $8.3 billion. Content & Experiences' capital expenditures increased 6.3% to $1.3 billion, reflecting significant spending due to the construction of Epic Universe theme park in Orlando, which is scheduled to open on May 22, 2025.

Net Cash Provided by Operating Activities was $8.1 billion. Free Cash Flow was $3.3 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 49.5 million of its shares for $2.0 billion, resulting in a total return of capital to shareholders of $3.2 billion.

Today, Comcast announced that it increased its dividend by $0.08, or 6.5% year-over-year, to $1.32 per share on an annualized basis for 2025. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.33 per share on the company's stock, payable April 23, 2025, to shareholders of record as of the close of business on April 2, 2025. The Board of Directors also approved a new share repurchase program authorization, effective as of January 31, 2025, of $15 billion, which does not have an expiration date. We expect to repurchase shares of our Class A common stock under this authorization in the open market or private transactions, subject to market and other conditions.

Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	4th Quarter
	2024	2023	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,016	$18,058	(0.2%)	(0.8%)
Business Services Connectivity	2,448	2,361	3.7%	3.7%
Total Connectivity & Platforms Revenue	$20,464	$20,418	0.2%	(0.3%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,479	$6,276	3.2%	2.9%
Business Services Connectivity	1,363	1,303	4.6%	4.6%
Total Connectivity & Platforms Adjusted EBITDA	$7,842	$7,579	3.5%	3.2%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	36.0%	34.8%	120 bps	130 bps
Business Services Connectivity	55.7%	55.2%	50 bps	50 bps
Total Connectivity & Platforms Adjusted EBITDA Margin	38.3%	37.1%	120 bps	130 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased 3.5%, including $331 million of severance in the quarter and $422 million of severance and other in the prior year period. Excluding these charges as well as the impact of foreign currency7, Adjusted EBITDA increased 1.9% due to growth in both Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA, and includes the modest negative impact associated with Hurricanes Milton and Helene that affected our service areas during the quarter. Adjusted EBITDA margin increased 120 basis points to 38.3%. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA margin increased 80 basis points.

(in thousands)			Net Additions / (Losses)

			4th Quarter
	4Q24	4Q23	2024	2023
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,172	31,648	(151)	(74)
International Residential Connectivity & Platforms Customer Relationships	17,811	17,847	95	(111)
Business Services Connectivity Customer Relationships	2,626	2,641	(2)	1
Total Connectivity & Platforms Customer Relationships	51,609	52,136	(58)	(183)

Domestic Broadband
Residential Customers	29,373	29,748	(131)	(31)
Business Customers	2,469	2,505	(8)	(3)
Total Domestic Broadband Customers	31,842	32,253	(139)	(34)

Total Domestic Wireless Lines	7,826	6,588	307	310

Total Domestic Video Customers	12,523	14,106	(311)	(389)

Total Customer Relationships for Connectivity & Platforms decreased by 58,000 to 51.6 million, primarily reflecting a decrease in domestic customer relationships, partially offset by an increase in international customer relationships. Total domestic broadband customer net losses were 139,000, including the modest negative impact associated with Hurricanes Milton and Helene. Total domestic wireless line net additions were 307,000 and total domestic video customer net losses were 311,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	4th Quarter
	2024	2023	Change

Revenue
Domestic Broadband	$6,528	$6,403	2.0%	2.0%
Domestic Wireless	1,189	1,020	16.6%	16.6%
International Connectivity	1,354	1,197	13.1%	9.8%
Total Residential Connectivity	9,071	8,620	5.2%	4.8%
Video	6,502	6,903	(5.8%)	(6.4%)
Advertising	1,158	1,109	4.4%	3.5%
Other	1,286	1,426	(9.9%)	(10.5%)
Total Revenue	$18,016	$18,058	(0.2%)	(0.8%)

Operating Expenses
Programming	$4,125	$4,429	(6.9%)	(7.4%)
Non-Programming	7,412	7,353	0.8%	0.1%
Total Operating Expenses	$11,537	$11,782	(2.1%)	(2.7%)

Adjusted EBITDA	$6,479	$6,276	3.2%	2.9%
Adjusted EBITDA Margin	36.0%	34.8%	120 bps	130 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Residential Connectivity & Platforms was consistent with the prior year period, driven by increases in domestic wireless, international connectivity, domestic broadband and advertising revenue, offset by decreases in video and other revenue. Domestic wireless revenue increased due to an increase in the number of customer lines and device sales. International connectivity revenue increased due to increases in broadband revenue from higher average rates and in wireless revenue, primarily reflecting higher sales of wireless services, as well as the positive impact of foreign currency. Domestic broadband revenue increased due to higher average rates. Advertising revenue increased primarily due to higher domestic political advertising, partially offset by lower domestic nonpolitical and international advertising. Excluding political advertising, advertising revenue decreased about 6%. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms increased 3.2%, including $291 million of severance in the quarter and $380 million of severance and other in the prior year period. Excluding these charges as well as the impact of foreign currency7, Adjusted EBITDA increased 1.4%, including the modest negative impact associated with Hurricanes Milton and Helene. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts. Excluding severance and other, non-programming expenses increased primarily reflecting an increase in direct product costs and marketing and promotion costs, which were reduced in the prior year period by one-time items in our international business. Adjusted EBITDA margin increased 120 basis points to 36.0%. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA margin increased 80 basis points.

Business Services Connectivity

($ in millions)				Constant Currency Change[5]
	4th Quarter
	2024	2023	Change

Revenue	$2,448	$2,361	3.7%	3.7%
Operating Expenses	1,085	1,057	2.6%	2.5%
Adjusted EBITDA	$1,363	$1,303	4.6%	4.6%
Adjusted EBITDA Margin	55.7%	55.2%	50 bps	50 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased due to an increase in revenue from enterprise solutions offerings and an increase in revenue from small business customers driven by higher average rates.

Adjusted EBITDA for Business Services Connectivity increased 4.6%, including $39 million of severance in the quarter and $42 million of severance in the prior year period. Excluding severance7, Adjusted EBITDA increased 4.3%. The increase in Adjusted EBITDA reflects higher revenue, partially offset by higher operating expenses primarily due to increases in direct product costs and marketing and promotion expenses. Adjusted EBITDA margin increased 50 basis points to 55.7%. Excluding severance7, Adjusted EBITDA margin increased 30 basis points.

Content & Experiences

($ in millions)
	4th Quarter
	2024	2023	Change
Content & Experiences Revenue
Media	$7,222	$6,979	3.5%
Studios	3,269	3,064	6.7%
Theme Parks	2,374	2,371	0.1%
Headquarters & Other	17	19	(9.2%)
Eliminations	(804)	(933)	13.8%
Total Content & Experiences Revenue	$12,078	$11,500	5.0%

Content & Experiences Adjusted EBITDA
Media	$298	$108	175.2%
Studios	569	308	84.7%
Theme Parks	838	872	(3.9%)
Headquarters & Other	(189)	(337)	43.9%
Eliminations	(26)	(20)	(28.9%)
Total Content & Experiences Adjusted EBITDA	$1,491	$932	60.0%

Revenue for Content & Experiences increased compared to the prior year period primarily driven by Media and Studios. Adjusted EBITDA for Content & Experiences increased 60.0%, including $101 million of severance in the quarter primarily in Media and $101 million of severance in the prior year period primarily in Headquarters and Other. Excluding severance7, Adjusted EBITDA increased 54.2%, primarily due to increases in Studios and Media, partially offset by a decrease in Theme Parks.

Media

($ in millions)
	4th Quarter
	2024	2023	Change
Revenue
Domestic Advertising	$2,645	$2,635	0.4%
Domestic Distribution	2,885	2,747	5.0%
International Networks	1,090	1,047	4.1%
Other	603	550	9.6%
Total Revenue	$7,222	$6,979	3.5%
Operating Expenses	6,923	6,871	0.8%
Adjusted EBITDA	$298	$108	175.2%

Revenue for Media increased primarily due to higher domestic distribution revenue. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers compared to the prior year period. International networks revenue increased primarily due to the positive impact of foreign currency and an increase in revenue associated with the distribution of sports networks. Domestic advertising revenue was consistent primarily due to an increase in revenue at Peacock, offset by lower revenue at our networks.

Adjusted EBITDA for Media increased due to higher revenue and consistent operating expenses. The consistent operating expenses reflect consistent programming and production costs and lower marketing and promotion expenses, offset by higher other expenses, primarily due to severance this quarter. Programming and production expenses were consistent due to a combination of lower programming costs at Peacock and lower domestic sports programming costs at our networks, offset by an increase in content costs at our entertainment television networks, which were impacted by the Writers Guild and Screen Actors Guild work stoppages in the prior year period. Media results include $1.3 billion of revenue and an Adjusted EBITDA6 loss of $372 million related to Peacock, compared to $1.0 billion of revenue and an Adjusted EBITDA6 loss of $825 million in the prior year period.

Studios

($ in millions)
	4th Quarter
	2024	2023	Change
Revenue
Content Licensing	$2,383	$2,375	0.3%
Theatrical	515	343	50.0%
Other	371	345	7.6%
Total Revenue	$3,269	$3,064	6.7%
Operating Expenses	2,700	2,756	(2.0%)
Adjusted EBITDA	$569	$308	84.7%

Revenue for Studios increased primarily due to higher theatrical revenue. Theatrical revenue increased due to the successful performance of recent releases, including Wicked and The Wild Robot. Content licensing revenue was consistent as higher content licensing revenue at our television studios was offset by lower content licensing revenue at our film studios, primarily due to the timing of when content was made available under licensing agreements, including the impacts of the work stoppages in the prior year period.

Adjusted EBITDA for Studios increased due to higher revenue and lower operating expenses. The decrease in operating expenses was due to lower marketing and promotion expenses. Programming and production expenses were consistent, reflecting lower film costs, offset by higher television studio costs due to the higher content licensing sales this quarter compared to the prior year period which was impacted by the work stoppages.

Theme Parks

($ in millions)
	4th Quarter
	2024	2023	Change

Revenue	$2,374	$2,371	0.1%
Operating Expenses	1,535	1,499	2.4%
Adjusted EBITDA	$838	$872	(3.9%)

Revenue for Theme Parks was consistent with the prior year period, due to lower revenue at our domestic theme parks, driven by lower guest attendance, offset by higher revenue at our international theme parks.

Adjusted EBITDA for Theme Parks decreased, reflecting consistent revenue and higher operating expenses, including around $35 million of pre-opening costs in the quarter for the Epic Universe theme park in Orlando, which is scheduled to open on May 22, 2025.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the fourth quarter was $189 million, compared to a loss of $337 million, including severance, in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $804 million, compared to $933 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $26 million, compared to a loss of $20 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	4th Quarter
	2024	2023	Change
Corporate & Other
Revenue	$784	$760	3.2%
Operating Expenses	1,268	1,254	1.2%
Adjusted EBITDA	($484)	($494)	2.0%

Eliminations
Revenue	($1,411)	($1,426)	(1.0%)
Operating Expenses	(1,369)	(1,420)	(3.6%)
Adjusted EBITDA	($42)	($5)	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo. Corporate & Other Adjusted EBITDA was relatively consistent with the prior year period.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, consistent with the prior year period, and Adjusted EBITDA eliminations were a loss of $42 million compared to a loss of $5 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are presented on a consistent basis with the respective segments and disaggregated in accordance with GAAP.
7From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 30, 2025, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, January 30, 2025, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

###

Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

###

Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

###

Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$31,915	$31,253	$123,731	$121,572

Costs and expenses
Programming and production	10,027	10,256	37,026	36,762
Marketing and promotion	2,144	2,042	8,073	7,971
Other operating and administrative	10,918	10,943	40,533	39,190
Depreciation	2,182	2,192	8,729	8,854
Amortization	1,651	1,336	6,072	5,482
	26,922	26,769	100,434	98,258

Operating income	4,993	4,484	23,297	23,314

Interest expense	(1,069)	(1,020)	(4,134)	(4,087)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(242)	335	(680)	789
Realized and unrealized gains (losses) on equity securities, net	(150)	1	(313)	(130)
Other income (loss), net	41	243	502	592
	(350)	579	(490)	1,252

Income before income taxes	3,574	4,043	18,673	20,478

Income tax (expense) benefit	1,111	(891)	(2,796)	(5,371)

Net income	4,684	3,153	15,877	15,107

Less: Net income (loss) attributable to noncontrolling interests	(93)	(107)	(315)	(282)

Net income attributable to Comcast Corporation	$4,778	$3,260	$16,192	$15,388

Diluted earnings per common share attributable to Comcast Corporation shareholders	$1.24	$0.81	$4.14	$3.71

Diluted weighted-average number of common shares	3,842	4,039	3,908	4,148

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2024	2023

OPERATING ACTIVITIES
Net income	$15,877	$15,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,802	14,336
Share-based compensation	1,288	1,241
Noncash interest expense (income), net	464	316
Equity in net (income) losses of investees, net	1,088	(768)
Deferred income taxes	(902)	(2,739)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	136	(996)
Film and television costs, net	290	(260)
Accounts payable and accrued expenses related to trade creditors	(758)	(520)
Other operating assets and liabilities	(4,611)	2,784

Net cash provided by operating activities	27,673	28,501

INVESTING ACTIVITIES
Capital expenditures	(12,181)	(12,242)
Cash paid for intangible assets	(2,949)	(3,298)
Construction of Universal Beijing Resort	(116)	(137)
Proceeds from sales of businesses and investments	771	661
Advance on sale of investment	—	8,610
Purchases of investments	(1,082)	(1,313)
Other	(113)	558

Net cash (used in) investing activities	(15,670)	(7,161)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(660)
Proceeds from borrowings	6,268	6,052
Repurchases and repayments of debt	(3,573)	(4,015)
Repayment of collateralized obligation	—	(5,175)
Repurchases of common stock under repurchase program and employee plans	(9,103)	(11,291)
Dividends paid	(4,814)	(4,766)
Other	339	5

Net cash (used in) financing activities	(10,883)	(19,850)

Impact of foreign currency on cash, cash equivalents and restricted cash	(26)	9

Increase (decrease) in cash, cash equivalents and restricted cash	1,095	1,500

Cash, cash equivalents and restricted cash, beginning of period	6,282	4,782

Cash, cash equivalents and restricted cash, end of period	$7,377	$6,282

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	December 31,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and cash equivalents	$7,322	$6,215
Receivables, net	13,661	13,813
Other current assets	5,817	3,959
Total current assets	26,801	23,987

Film and television costs	12,541	12,920

Investments	8,647	9,385

Property and equipment, net	62,548	59,686

Goodwill	58,209	59,268

Franchise rights	59,365	59,365

Other intangible assets, net	25,599	27,867

Other noncurrent assets, net	12,501	12,333

	$266,211	$264,811
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,321	$12,437
Deferred revenue	3,507	3,242
Accrued expenses and other current liabilities	10,679	13,284
Current portion of debt	4,907	2,069
Advance on sale of investment	9,167	9,167
Total current liabilities	39,581	40,198

Noncurrent portion of debt	94,186	95,021

Deferred income taxes	25,227	26,003

Other noncurrent liabilities	20,942	20,122

Redeemable noncontrolling interests	237	241

Equity
Comcast Corporation shareholders' equity	85,560	82,703
Noncontrolling interests	477	523
Total equity	86,038	83,226

	$266,211	$264,811

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2024	2023	2024	2023
Net income attributable to Comcast Corporation	$4,778	$3,260	$16,192	$15,388
Net income (loss) attributable to noncontrolling interests	(93)	(107)	(315)	(282)
Income tax expense (benefit)	(1,111)	891	2,796	5,371
Interest expense	1,069	1,020	4,134	4,087
Investment and other (income) loss, net	350	(579)	490	(1,252)
Depreciation	2,182	2,192	8,729	8,854
Amortization	1,651	1,336	6,072	5,482
Adjustments (1)	(19)	—	(30)	(16)
Adjusted EBITDA	$8,807	$8,012	$38,069	$37,633

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$8,080	$5,922	$27,673	$28,501
Capital expenditures	(3,914)	(3,320)	(12,181)	(12,242)
Cash paid for capitalized software and other intangible assets	(906)	(893)	(2,949)	(3,298)
Free Cash Flow	$3,260	$1,708	$12,543	$12,962

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2024	2023	2024	2023
Adjusted EBITDA	$8,807	$8,012	$38,069	$37,633
Capital expenditures	(3,914)	(3,320)	(12,181)	(12,242)
Cash paid for capitalized software and other intangible assets	(906)	(893)	(2,949)	(3,298)
Cash interest expense	(1,154)	(1,145)	(3,657)	(3,711)
Cash taxes	(1,108)	(1,283)	(7,096)	(5,107)
Changes in operating assets and liabilities	1,093	(26)	(1,559)	(2,055)
Noncash share-based compensation	305	286	1,288	1,241
Other (2)	136	77	627	500
Free Cash Flow	$3,260	$1,708	$12,543	$12,962

(1)
4th quarter and full year 2024 Adjusted EBITDA exclude $7 million of other operating and administrative expenses associated with the proposed Spin-off of businesses within our Media segment, and $(25) and $(37) million of other operating and administrative expenses, respectively, related to our investment portfolio. 4th quarter and full year 2023 Adjusted EBITDA exclude $— and $(16) million of other operating and administrative expenses, respectively, related to our investment portfolio.

(2)
4th quarter and full year 2024 include adjustments of $7 million of other operating and administrative expenses associated with the proposed Spin-off of businesses within our Media segment and $(25) and $(37) million of other operating and administrative expenses, respectively, related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA. 4th quarter and full year 2023 include adjustments of $— and $(16) million, respectively, of other operating and administrative expenses related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2024		2023		2024		2023
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$4,778	$1.24	$3,260	$0.81	$16,192	$4.14	$15,388	$3.71
Change	46.6%	54.1%			5.2%	11.7%

Amortization of acquisition-related intangible assets (1)	610	0.16	436	0.11	2,104	0.54	1,755	0.42
Investments (2)	220	0.06	(286)	(0.07)	553	0.14	(649)	(0.16)
Items affecting period-over-period comparability:
Tax benefit from internal corporate reorganization (3)	(1,920)	(0.50)	—	—	(1,920)	(0.50)	—	—
Costs related to proposed Spin-off (4)	7	—	—	—	7	—	—	—

Adjusted Net income and Adjusted EPS	$3,694	$0.96	$3,410	$0.84	$16,937	$4.33	$16,493	$3.98
Change	8.3%	13.9%			2.7%	9.0%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Amortization of acquisition-related intangible assets before income taxes	$798	$562	$2,747	$2,261
Amortization of acquisition-related intangible assets, net of tax	$610	$436	$2,104	$1,755
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Realized and unrealized (gains) losses on equity securities, net	$150	($1)	$313	$130
Equity in net (income) losses of investees, net and other	141	(377)	417	(991)
Investments before income taxes	291	(378)	729	(861)
Investments, net of tax	$220	($286)	$553	($649)

(3)4th quarter and full year 2024 net income attributable to Comcast Corporation includes a $1.9 billion income tax benefit due to an internal corporate reorganization.

(4)4th quarter and full year 2024 net income attributable to Comcast Corporation includes $7 million of other operating and administrative expenses related to the proposed Spin-off of businesses within our Media segment.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,058	$102	$18,160	$71,946	$355	$72,301
Business Services Connectivity	2,361	—	2,361	9,255	1	9,256
Total Connectivity & Platforms Revenue	$20,418	$102	$20,521	$81,201	$356	$81,557

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,276	$21	$6,297	$26,948	$60	$27,008
Business Services Connectivity	1,303	—	1,303	5,291	(1)	5,291
Total Connectivity & Platforms Adjusted EBITDA	$7,579	$21	$7,600	$32,239	$60	$32,299

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	34.8%	(10) bps	34.7%	37.5%	(10) bps	37.4%
Business Services Connectivity	55.2%	- bps	55.2%	57.2%	- bps	57.2%
Total Connectivity & Platforms Adjusted EBITDA Margin	37.1%	(10) bps	37.0%	39.7%	(10) bps	39.6%

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,403	$—	$6,403	$25,489	$—	$25,489
Domestic wireless	1,020	—	1,020	3,664	—	3,664
International connectivity	1,197	36	1,233	4,207	112	4,319
Total residential connectivity	$8,620	$36	$8,656	$33,359	$112	$33,472
Video	6,903	45	6,948	28,797	169	28,966
Advertising	1,109	11	1,119	3,969	35	4,004
Other	1,426	11	1,437	5,820	39	5,859
Total Revenue	$18,058	$102	$18,160	$71,946	$355	$72,301

Operating Expenses
Programming	$4,429	$26	$4,455	$18,067	$100	$18,167
Non-Programming	7,353	54	7,408	26,932	195	27,126
Total Operating Expenses	$11,782	$80	$11,862	$44,998	$295	$45,293

Adjusted EBITDA	$6,276	$21	$6,297	$26,948	$60	$27,008
Adjusted EBITDA Margin	34.8%	(10) bps	34.7%	37.5%	(10) bps	37.4%

TABLE 7

Reconciliation of Consolidated Adjusted EBITDA Excluding Severance and Other(1) (Unaudited)

	Three Months Ended December 31, 2024

(in millions)	2024	2023	Change(3)

Adjusted EBITDA	$8,807	$8,012	9.9%
Severance and Other(1)	441	527

Adjusted EBITDA excluding Severance and Other(1)	$9,248	$8,538	8.3%

Reconciliation of Connectivity & Platforms Constant Currency Adjusted EBITDA and Adjusted EBITDA Margin Excluding Severance and Other(1)(2) (Unaudited)

	Three Months Ended December 31, 2024

(in millions)	2024	2023	Change(3)

Total Connectivity & Platforms
Adjusted EBITDA	$7,842	$7,579	3.5%
Adjusted EBITDA Margin	38.3%	37.1%	120 bps
Severance and Other(1)	331	422
Effects of Foreign Currency(2)	—	23

Constant Currency Adjusted EBITDA excluding Severance and Other(1)(2)	$8,173	$8,023	1.9%
Constant Currency Adjusted EBITDA Margin excluding Severance and Other(1)(2)	39.9%	39.1%	80 bps

Residential Connectivity & Platforms
Adjusted EBITDA	$6,479	$6,276	3.2%
Adjusted EBITDA Margin	36.0%	34.8%	120 bps
Severance and Other(1)	291	380
Effects of Foreign Currency(2)	—	23

Constant Currency Adjusted EBITDA excluding Severance and Other(1)(2)	$6,771	$6,678	1.4%
Constant Currency Adjusted EBITDA Margin excluding Severance and Other(1)(2)	37.6%	36.8%	80 bps

Business Services Connectivity
Adjusted EBITDA	$1,363	$1,303	4.6%
Adjusted EBITDA Margin	55.7%	55.2%	50 bps
Severance	39	42
Effects of Foreign Currency(2)	—	—

Constant Currency Adjusted EBITDA excluding Severance(2)	$1,402	$1,345	4.3%
Constant Currency Adjusted EBITDA Margin excluding Severance(2)	57.3%	57.0%	30 bps

Reconciliation of Content & Experiences Adjusted EBITDA Excluding Severance (Unaudited)

	Three Months Ended December 31, 2024

(in millions)	2024	2023	Change(3)

Adjusted EBITDA	$1,491	$932	60.0%
Severance	101	101

Adjusted EBITDA excluding Severance	$1,592	$1,033	54.2%

(1)2023 amount includes an out-of-period adjustment associated with contractual obligations in our advertising business.
(2)2023 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.
(3)Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.